Exhibit 1.2

LOCK-UP AGREEMENT

(Clarient, Inc.)

August 27, 2009

Stephens Inc.

as the Representative of the Underwriters

111 Center Street

Little Rock, Arkansas  72201

Re: Secondary Offering of the Common Stock of Clarient, Inc.

Dear Sirs:

The undersigned understand that Stephens Inc., Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company Incorporated and Boenning & Scattergood, Inc. (the “Underwriters”), for whom Stephens Inc. is acting as representative (the “Representative”), propose to enter into a certain underwriting agreement with Clarient, Inc., a Delaware corporation (the “Company” or the “undersigned”), certain affiliates of Safeguard Scientifics, Inc. (“Safeguard”), being Safeguard Delaware, Inc., a Delaware corporation (“SDI”) and Safeguard Scientifics (Delaware), Inc., a Delaware corporation (“SSDI”; and together with SDI, the “Selling Stockholders”), with respect to the public offering (the “Offering”) of 16,000,000 shares of the Company’s Common Stock, par value $0.01 (the “Common Stock”), owned by the Selling Stockholders (the “Firm Shares”), plus up to an additional 2,400,000 shares of Common Stock owned by SDI if the Underwriters choose to exercise their over-allotment option (the “Option Shares,” and, together with the Firm Shares, the “Shares”),  pursuant to the Company’s Registration Statement on Form S-3 (No. 333-160136) filed with the Securities and Exchange Commission on June 22, 2009.  In consideration of the Underwriters’ agreement to purchase and make the Offering of the Shares, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that without the prior written consent of the Representative, the undersigned will not, during the period ending ninety (90) days after the date of the final prospectus or final prospectus supplement, as applicable, relating to the Offering (the “Lock-Up Period”):

(1) Issue, offer, pledge, announce the intention to sell, register, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; (2) Enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock or any securities convertible into or exchangeable for Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, or in cash or other property; or (3) consent to any request by Oak Investment Partners XII or any affiliate thereof (“Oak”) to permit the sale by Oak of shares of shares of Common Stock; in any case without the prior written consent of the Representative on behalf of the Underwriters.

Notwithstanding the foregoing, if (1) during the last seventeen (17) days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this Letter Agreement shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

For the purpose of clarification, this letter does not restrict or limit the ability of the undersigned to (a) file a registration statement in fulfillment of its obligations pursuant to that certain Registration Rights Agreement dated on or about March 25, 2009 between the Company and Oak so long as no sales under such registration statement shall occur prior to expiration of the Lock-Up Period; (b) grant options, rights, shares or other equity interests to employees, officers, directors or consultants of the Company or its Subsidiaries pursuant to any stock option, stock bonus, stock award, stock purchase or other equity incentive plans or arrangements approved by the Board of Directors of the Company or an authorized committee thereof; (c) issue or sell shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock upon exercise or conversion of any option, right, or other equity interest granted pursuant to clause (b) above or upon exercise or conversion of any option, warrant or convertible security (including the Series A Convertible Preferred Stock) outstanding on the date hereof pursuant to exercise by the holder of such option, warrant or convertible security, so long as such holder is not otherwise restricted from selling any such securities pursuant to a lock-up agreement entered into by such holder in connection with the sale of the Shares; (d) the repurchase by the Company of shares of Common Stock upon termination of service from any employee, officer, director or consultant; or (e) issue, offer, pledge, announce the intention to sell, register, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock that are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, or any securities convertible into or exercisable or exchangeable for such shares of Common Stock (i) to financial institutions, lessors or other lenders in connection with commercial credit arrangements, equipment financings, bridge financings, commercial property lease transactions, or similar transactions entered into for primarily non-equity financing purposes, the terms of which have been approved by the Company’s Board of Directors; (ii) in connection with bona fide acquisition, merger or similar transactions, the terms of which have been approved by the Board of Directors; or (iii) in strategic partnership transactions or other transactions entered into for primarily non-equity financing purposes the terms of which have been approved by the Board of Directors.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned.

The undersigned understands that if (1) the Company or the Selling Stockholders notify the Representative in writing of the termination of the offering prior to execution of the Underwriting Agreement, (2) the Underwriting Agreement does not become effective or (3) the Underwriting Agreement (other than provisions thereof which survive termination) terminates or is terminated prior to payment for and delivery of the Shares to be sold thereunder, the undersigned shall be released from all obligations under this Lock-Up Agreement.

The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Offering in reliance upon this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to the conflict of laws principles thereof.

The undersigned hereby executes this agreement as of the date first written above.

CLARIENT, INC.

/s/ Raymond J. Land
By:	Raymond J. Land